EXHIBIT 99

For Release-7/16/04 @ 4:00pm EST
Contact: Shannan B. Guthrie
Public Relations Manager
PennRock Financial Services Corp.
717/ 354-3612 or sbguthrie@bbnb.com


     PennRock Financial Services Corp. Releases Earnings


Blue Ball, Pa: July 16, 2004 - PennRock Financial Services Corp. (Nasdaq: PRFS), parent company of Blue Ball National Bank, PennRock Financial Advisors, N.A., and PennRock Insurance Group, Inc. reports net income for the second quarter of 2004 of $3.1 million or $.41 per share compared with $3.7 million or $.48 per share earned in the second quarter of 2003, a decrease of 15%. For the first half of the year, net income was $7.2 million or $.95 per share compared with $7.3 million or $.95 per share earned last year. PennRock's return on assets for the first six months of 2004 was 1.30% compared to 1.44% for the same period last year, while the return on equity was 14.37% in 2004 and 16.42% in 2003.

Assets of PennRock totaled $1.1 billion as of June 30, 2004, an increase of $87 million or 8% from June 30 of last year.
Loans grew $87 million or 14%, which were funded by an increase in deposits of $80 million.

PennRock Financial Services Corp., headquartered in Blue Ball, Pa is a bank holding company with over $1.1 billion in consolidated assets. PennRock is the parent company of Blue Ball National Bank, PennRock Financial Advisors, N.A., and PennRock Insurance Group, Inc. Blue Ball National Bank provides a broad range of banking services to consumers, small businesses and corporations through 17 offices in south-central and southeastern Pennsylvania. PennRock Financial Advisors, N.A. offers asset management, corporate retirement plan administration, third party administration, and investment management & trust services to clients in southeastern Pennsylvania, New Jersey and Delaware.
PennRock Insurance Group, Inc. sells annuities and life insurance products. To learn more about PennRock and its subsidiaries, visit www.pennrock.com.


                 FINANCIAL HIGHLIGHTS

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

In thousands; except per share data


                               For the Three Months            For the Six Months
                                  Ended June 30,                  Ended June 30,
                         ------------------------------   ------------------------------
                            2004       2003     Change       2004      2003     Change
                         ---------  ---------  --------   ---------  ---------  --------
EARNINGS AND DIVIDENDS:
Interest income            $13,449    $13,546     (1%)      $26,784    $26,902      (0%)
Interest expense             4,316      4,447     (3%)        8,628      9,260      (7%)
Net interest income          9,133      9,099      0%        18,156     17,642       3%
Provision for loan losses      167        455    (63%)          565        905     (38%)
Non-interest income          3,090      3,289     (6%)        7,139      6,614       8%
Non-interest expense         7,836      7,417      6%        15,296     14,500       5%
Net income                   3,120      3,666    (15%)        7,238      7,262      (0%)
Dividends paid               1,531      1,385     11%         3,059      2,767      11%

Per share:
  Net income - Basic         $0.41      $0.48    (15%)        $0.95      $0.95       0%
  Net income - Diluted        0.40       0.48    (17%)         0.93       0.94      (1%)
  Cash dividend               0.20       0.18     11%          0.40       0.36      11%

AT THE END OF THE PERIOD:
Securities                                                $ 307,177  $ 308,613      (0%)
Loans                                                       728,921    641,685      14%
Earning assets                                            1,034,645    952,317       9%
Total assets                                              1,138,408  1,051,169       8%
Deposits                                                    810,600    730,755      11%
Short-term borrowings                                       109,869    112,166      (2%)
Long-term debt                                              102,000    102,000       0%
Stockholders' equity                                        100,051     93,060       8%

Per share:
  Book value                                                 $13.08     $12.23       7%
  Market value                                                30.20      24.33      24%

SELECTED RATIOS:
Return on average equity    12.24%     16.22%    (25%)       14.37%     16.42%     (12%)
Return on average assets     1.12%      1.40%    (20%)        1.30%      1.44%     (10%)
Net interest margin
  (taxable equivalent)       3.72%      4.04%     (8%)        3.72%      4.01%      (7%)
Total capital to average
  assets                                                      9.09%      8.91%       2%
Price-to-earnings (x)                                        15.96      12.81       25%
Market-to-book value (x)                                      2.31       1.99       16%
Allowance for loan losses
  to loans                                                    1.26%      1.19%       6%
Non-performing loans to loans                                 0.12%      0.14%     (14%)
Net charge-offs (recoveries)
  to loans                                                   (0.05%)     0.11%    (145%)
Dividend payout                                              42.26%     38.09%      11%

All per share data have been restated for a 10% stock dividend paid on August 12, 2003.

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